December 23, 2009

VIA FACSIMILE

Mr. Mohammed Loubani

Loubani Limited Partnership

1 Grosvenor Street, Suite 1411

London, Ontario N6A 1Y2

Canada

Gentlemen:

We have received your letters dated December 15, 2009. The board takes its responsibilities seriously and strongly disagrees with your assertions that it has been unresponsive to shareholder concerns or that it has failed to look after shareholder interests.  In fact, the board and management have identified various opportunities to improve the operating performance of Hampshire’s businesses and the value of Hampshire’s stock. For more detailed information about these opportunities and how we are pursuing them we direct you to the letter to shareholders dated November 18, 2009, which was filed with the SEC on Form 8-K on November 30, 2009.

As you are well aware, the Company has been managing a number of issues over the last three years relating to governmental investigations, a restatement of its financial statements, a failed acquisition attempt by NAF Holdings and various lawsuits and claims with former members of management and others relating to the foregoing. These events unfolded concurrently with unprecedented industry and economic challenges.

In response to these events, the board of directors has proactively undertaken a series of steps intended to realize, protect and build value for shareholders, including significant changes to the Company’s management team, reevaluations of its business strategy, and several changes to its own composition, including the addition of three new directors, Richard Mandell, Herbert Elish and, most recently, Peter Woodward. During this process several previous members of the board have resigned.

Further, the board is committed to calling an annual meeting of shareholders to elect a slate of directors as promptly as practicable in 2010. Given the SEC rules requiring the delivery of our annual report for 2009, we expect that the meeting will be held in late April or early May.

In light of our commitment to hold the 2010 annual meeting as soon as practicable, a consent solicitation at this time will not serve the best interests of either the other stockholders or the Company, its customers or its employees. We would welcome the opportunity to discuss this with you or your representatives and hope that you not take further actions that would distract management from the task at hand.

In response to your request made pursuant to Section 220 of the Delaware General Corporation Law, please be advised that your counsel can contact Mark H. Harnett at MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 (212) 929-5877 to coordinate delivery of the materials we are required to deliver to you. Prior to the delivery of the materials through MacKenzie, please provide the Company with a certified check in the amount of $300 to cover the reasonable cost of obtaining and furnishing such materials.

Sincerely,

Harvey L. Sperry

Chairman of the Board

cc:	Mark H. Harnett
Heath Golden
Steven J. Gartner, Esq.